CitiFirst
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NOTES | DEPOSITS | CERTIFICATES

Index LeAding StockmarkEt Return Securities (“Index LASERSSM”) Based on the EURO STOXX 50® ex Financials Index

due October 1, 2015

Citigroup Funding Inc.
Any Payments Due from Citigroup Funding Inc.
Fully and Unconditionally Guaranteed by Citigroup Inc.
Medium-Term Notes, Series D

PRICING SUPPLEMENT
No. 2012-MTNDG0294
(Related to Prospectus Supplement Dated May 12, 2011 and Prospectus Dated May 12, 2011)

September 28, 2012

Citigroup Funding Inc.	September 28, 2012 Medium-Term Notes, Series D Pricing Supplement No. 2012—MTNDG0294 Filed Pursuant to Rule 424(b)(2) Registration Statement Nos. 333-172554 and 333-172554-01

Index LeAding StockmarkEt Return Securities (“Index LASERSSM”) Based on the EURO STOXX 50® ex Financials Index Due October 1, 2015

▪
The Index LASERSSM offered by this pricing supplement are unsecured senior debt securities issued by Citigroup Funding Inc. and guaranteed by Citigroup Inc.  Unlike conventional debt securities, the Index LASERSSM do not pay interest and do not repay a fixed amount of principal at maturity.  Instead, the Index LASERSSM offer a payment at maturity that may be greater than or less than the stated principal amount, depending on the performance of the EURO STOXX 50® ex Financials Index (the “index”) from its initial index level to its final index level.

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The Index LASERSSM offer modified exposure to the performance of the index, with (i) 1-to-1 participation in a limited range of potential appreciation of the index, (ii) a contingent minimum return at maturity of 13.75% so long as the final index level is greater than 75% of the initial index level (the “trigger level”) and (iii) full downside exposure to the index if the final index level is less than or equal to the trigger level.  In exchange for the contingent minimum return, investors in the Index LASERSSM must be willing to forgo any appreciation of the index in excess of the maximum return at maturity specified below and any dividends paid on the stocks included in the index.  If the final index level is less than or equal to the trigger level, you will lose 1% of the stated principal amount of the Index LASERSSM for every 1% that the final index level is less than the initial index level.

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In order to obtain the modified exposure to the index that the Index LASERSSM provide, investors must be willing to accept (i) an investment that may have limited or no liquidity and (ii) the risk of not receiving any amount due under the Index LASERSSM if we and Citigroup Inc. default on our obligations.

KEY TERMS
Index:	EURO STOXX 50® ex Financials Index (Bloomberg Symbol: "SX5NFE")
Aggregate stated principal amount:	$2,897,000
Stated principal amount:	$1,000 per Index LASERSSM
Pricing date:	September 28, 2012
Issue date:	October 3, 2012
Valuation date:	September 28, 2015, subject to postponement if such date is not a scheduled trading day or if certain market disruption events occur
Maturity date:	October 1, 2015
Payment at maturity:
For each $1,000 Index LASERSSM you hold at maturity:
▪      If the final index level is greater than the trigger level:
$1,000 + the greater of (i) the contingent minimum return amount and (ii) $1,000 × the index percent change, subject to the maximum return at maturity
▪  If the final index level is less than or equal to the trigger level:
$1,000 × the index performance factor
If the final index level is less than or equal to the trigger level, your payment at maturity will be equal to or less, and possibly significantly less, than $750 per Index LASERSSM. You should not invest in the Index LASERSSM unless you are willing and able to bear the risk of losing a significant portion of your investment.

Initial index level:	1,272.60, the closing level of the index on the pricing date
Final index level:	The closing level of the index on the valuation date
Trigger level:	954.45, equal to 75% of the initial index level
Contingent minimum return amount:	$137.50 per Index LASERSSM (13.75% of the stated principal amount). You will receive the contingent minimum return amount only if the final index level is greater than the trigger level.
Index percent change:	(final index level – initial index level) / initial index level
Index performance factor:	final index level / initial index level
Maximum return at maturity:	50%. Because of the maximum return at maturity, the payment at maturity will not exceed $1,500 per Index LASERSSM.
Listing:	The Index LASERSSM will not be listed on any securities exchange.
CUSIP / ISIN:	1730T0YV5 / US1730T0YV50
Underwriter:	Citigroup Global Markets Inc., an affiliate of the issuer, acting as principal
Underwriting fee and issue price:	Price to public	Underwriting fee(1)	Proceeds to issuer
Per Index LASERSSM:	$1,000	$15	$985
Total:	$2,897,000	$43,455	$2,853,545
(1) For information on the distribution of the Index LASERSSM, see “Supplemental Plan of Distribution” in this pricing supplement.  In addition to the underwriting fee, Citigroup Global Markets Inc. and its affiliates may profit from expected hedging activity related to this offering, even if the value of the Index LASERSSM declines.  See “Use of Proceeds and Hedging” in the accompanying prospectus.
Investing in the Index LASERSSM involves risks not associated with an investment in conventional debt securities. See “Summary Risk Factors” beginning on page PS-4.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the Index LASERSSM or determined that this pricing supplement and the accompanying product supplement, underlying supplement, prospectus supplement and prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

You should read this pricing supplement together with the accompanying product supplement, underlying supplement, prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below.

Product Supplement No. EA-02-01 dated May 21, 2012	Underlying Supplement No. 1 dated May 23, 2012
Prospectus Supplement and Prospectus dated May 12, 2011

The Index LASERSSM are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

Citigroup Funding Inc.
Index LeAding StockmarkEt Return Securities (“Index LASERSSM”) Based on the EURO STOXX 50® ex Financials Index Due October 1, 2015

Additional Information

General.  The terms of the Index LASERSSM are set forth in the accompanying product supplement, prospectus supplement and prospectus, as supplemented by this pricing supplement.  The accompanying product supplement, prospectus supplement and prospectus contain important disclosures that are not repeated in this pricing supplement.  For example, certain events may occur that could affect your payment at maturity.  These events, including market disruption events and other events affecting the index, and their consequences are described in the accompanying product supplement in the sections “Description of the Securities—Certain Additional Terms for Securities Linked to an Index—Consequences of a Market Disruption Event; Postponement of a Valuation Date” and “—Discontinuance or Material Modification of an Index,” and not in this pricing supplement.  The accompanying underlying supplement contains important disclosures relating to the index that are not repeated in this pricing supplement.  It is important that you read the accompanying product supplement, underlying supplement, prospectus supplement and prospectus together with this pricing supplement in connection with your investment in the Index LASERSSM.  Certain terms used but not defined in this pricing supplement are defined in the accompanying product supplement.

Potential Future Events.  It is possible that Citigroup Funding Inc. will merge into Citigroup Inc. in the near future.  If a merger occurs, Citigroup Inc. will assume all the obligations of Citigroup Funding Inc. under the Index LASERSSM, as required by the indenture under which the Index LASERSSM are issued.

Hypothetical Examples

The diagram below illustrates your payment at maturity for a range of hypothetical percentage changes from the initial index level to the final index level.

Investors in the Index LASERSSM will not receive any dividends on the stocks included in the index.  The diagram and examples below do not show any effect of lost dividend yield over the term of the Index LASERSSM. See “Summary Risk Factors—You will not receive any dividends paid on, and will have no voting or other rights with respect to, the stocks that constitute the index” below.

Index LASERSSM Payment at Maturity Diagram

Your actual payment at maturity per Index LASERSSM will depend on the actual final index level.  The examples below are intended to illustrate how your payment at maturity will depend on whether the final index level is greater than or less than the trigger level and by how much.

September 2012	PS-2

Citigroup Funding Inc.
Index LeAding StockmarkEt Return Securities (“Index LASERSSM”) Based on the EURO STOXX 50® ex Financials Index Due October 1, 2015

Example 1—Upside Scenario A.  The hypothetical final index level is 1,399.86 (a 10% increase from the initial index level), which is greater than the trigger level and greater than the initial index level by less than the contingent minimum return of 13.75%.

Payment at maturity per Index LASERSSM	= $1,000 + the greater of (i) the contingent minimum return amount and (ii) $1,000 × the index percent change, subject to the maximum return at maturity of 50%
= $1,000 + the greater of (i) $137.50 and (ii) $1,000 × 10%, subject to the maximum return at maturity of 50% = $1,000 + $137.50
= $1,137.50

Because the hypothetical final index level is greater than the trigger level and the contingent minimum return is greater than the index percent change, your total return on the Index LASERSSM at maturity would equal the contingent minimum return of 13.75%.

Example 2—Upside Scenario B.  The hypothetical final index level is 1,527.12 (a 20% increase from the initial index level), which is greater than the trigger level and greater than the initial index level by more than the contingent minimum return of 13.75%.

Payment at maturity per Index LASERSSM	= $1,000 + the greater of (i) the contingent minimum return amount and (ii) $1,000 × the index percent change, subject to the maximum return at maturity of 50%
= $1,000 + the greater of (i) $137.50 and (ii) $1,000 × 20%, subject to the maximum return at maturity of 50% = $1,000 + $200
= $1,200

Because the hypothetical final index level is greater than the trigger level and the index percent change is greater than the contingent minimum return, but less than the maximum return at maturity of 50%, your total return on the Index LASERSSM at maturity in this scenario would reflect 1-to-1 exposure to the positive performance of the index.

Example 3—Upside Scenario C.  The hypothetical final index level is 2,036.16 (a 60% increase from the initial index level), which is greater than the trigger level and greater than the initial index level by more than the maximum return at maturity of 50%.

Payment at maturity per Index LASERSSM	= $1,000 + the greater of (i) the contingent minimum return amount and (ii) $1,000 × the index percent change, subject to the maximum return at maturity of 50%
= $1,000 + the greater of (i) $137.50 and (ii) $1,000 × 60%, subject to the maximum return at maturity of 50% = $1,000 + ($1,000 × 60%), subject to the maximum return at maturity of 50%
= $1,500

Because the index percent change is greater than the maximum return at maturity of 50%, your payment at maturity in this scenario will be limited to the maximum payment at maturity of $1,500 per Index LASERSSM.  In this scenario, an investment in the Index LASERSSM would underperform a hypothetical alternative investment providing 1-to-1 exposure to the appreciation of the index without a maximum return at maturity.

September 2012	PS-3

Citigroup Funding Inc.
Index LeAding StockmarkEt Return Securities (“Index LASERSSM”) Based on the EURO STOXX 50® ex Financials Index Due October 1, 2015

Example 4—Upside Scenario D.  The hypothetical final index level is 1,145.34 (a 10% decrease from the initial index level), which is less than the initial index level but greater than the trigger level.

Payment at maturity per Index LASERSSM	= $1,000 + the greater of (i) the contingent minimum return amount and (ii) $1,000 × the index percent change, subject to the maximum return at maturity of 50%
= $1,000 + the greater of (i) $137.50 and (ii) $1,000 × -10%, subject to the maximum return at maturity of 50% = $1,000 + $137.50
= $1,137.50

Even though the hypothetical final index level is less than the initial index level, the fact that it is greater than the trigger level results in a total return at maturity of the Index LASERSSM equal to the contingent minimum return of 13.75%.

Example 5—Downside Scenario.  The hypothetical final index level is 445.41 (a 65% decrease from the initial index level), which is less than the trigger level.

Payment at maturity per Index LASERSSM  = $1,000 × the index performance factor

= $1,000 × 0.35

= $350

Because the hypothetical final index level is less than the trigger level, your payment at maturity in this scenario would reflect 1-to-1 exposure to the negative performance of the index.

Summary Risk Factors

An investment in the Index LASERSSM is significantly riskier than an investment in conventional debt securities.  The Index LASERSSM are subject to all of the risks associated with an investment in our conventional debt securities, including the risk that we may default on our obligations under the Index LASERSSM, and are also subject to risks associated with the index.  Accordingly, the Index LASERSSM are suitable only for investors who are capable of understanding the complexities and risks of the Index LASERSSM.  You should consult your own financial, tax and legal advisers as to the risks of an investment in the Index LASERSSM and the suitability of the Index LASERSSM in light of your particular circumstances.

The following is a summary of certain key risk factors for investors in the Index LASERSSM.  You should read this summary together with the more detailed description of risks relating to an investment in the Index LASERSSM contained in the section “Risk Factors Relating to the Securities” beginning on page EA-6 in the accompanying product supplement.  You should also carefully read the risk factors included in the documents incorporated by reference in the accompanying prospectus, including Citigroup Inc.’s most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q, which describe risks relating to the business of Citigroup Inc. more generally.

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You may lose some or all of your investment. Unlike conventional debt securities, the Index LASERSSM do not repay a fixed amount of principal at maturity.  Instead, your payment at maturity will depend on the performance of the index.  If the final index level is less than or equal to the trigger level, you will lose 1% of the stated principal amount of the Index LASERSSM for every 1% the final index level declines from the initial index level.  There is no minimum payment at maturity on the Index LASERSSM.

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The Index LASERSSM do not pay interest.  Unlike conventional debt securities, the Index LASERSSM do not pay interest or any other amounts prior to maturity.  You should not invest in the Index LASERSSM if you seek current income during the term of the Index LASERSSM.

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The trigger feature of the Index LASERSSM exposes you to particular risks.  If the final index level is less than or equal to the trigger level, the contingent minimum return offered by the Index LASERSSM will not apply and you will lose 1% of the stated principal amount of the Index LASERSSM for every 1% by which the final index level is less than the initial index level.  As a result, you may lose your entire investment in the Index LASERSSM.

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Your potential return on the Index LASERSSM is limited.  Your potential total return on the Index LASERSSM at maturity is limited by the maximum return at maturity of 50%, which is equivalent to a maximum payment at maturity of $1,500 per Index LASERSSM.  Any increase in the final index level over the initial index level by more than 50% will not increase your return on the Index LASERSSM.

September 2012	PS-4

Citigroup Funding Inc.
Index LeAding StockmarkEt Return Securities (“Index LASERSSM”) Based on the EURO STOXX 50® ex Financials Index Due October 1, 2015

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The Index LASERSSM are subject to the credit risk of Citigroup Inc.  If we default on our obligations and Citigroup Inc. defaults on its guarantee obligations under the Index LASERSSM, you may not receive any payments that become due under the Index LASERSSM.

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The Index LASERSSM will not be listed on a securities exchange and you may not be able to sell them prior to maturity.  The Index LASERSSM will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the Index LASERSSM.

Citigroup Global Markets Inc. intends to make a secondary market in relation to the Index LASERSSM and to provide an indicative bid price on a daily basis. Any indicative bid prices provided by Citigroup Global Markets Inc. shall be determined in Citigroup Global Markets Inc.’s sole discretion, taking into account prevailing market conditions, and shall not be a representation by Citigroup Global Markets Inc. that any instrument can be purchased or sold at such prices (or at all).

Notwithstanding the above, Citigroup Global Markets Inc. may suspend or terminate making a market and providing indicative bid prices without notice, at any time and for any reason. Consequently, there may be no market for the Index LASERSSM and investors should not assume that such a market will exist. Accordingly, an investor must be prepared to hold the Index LASERSSM until the maturity date. Where a market does exist, to the extent that an investor wants to sell the Index LASERSSM, the price may, or may not, be at a discount from the stated principal amount.

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The inclusion of underwriting fees and projected profit from hedging in the issue price is likely to adversely affect secondary market prices.  Assuming no change in market conditions or other relevant factors, the price, if any, at which Citigroup Global Markets Inc. may be willing to purchase the Index LASERSSM in secondary market transactions will likely be lower than the issue price because the issue price includes, and secondary market prices are likely to exclude, underwriting fees and the cost of hedging our obligations under the Index LASERSSM.  The cost of hedging includes the projected profit that our affiliates may realize in consideration for assuming the risks inherent in managing the hedging transactions.  Any secondary market price is also likely to be reduced by the costs of unwinding the related hedging transactions.  Any secondary market prices may differ from values determined by pricing models used by Citigroup Global Markets Inc. as a result of dealer discounts, mark-ups or other transaction costs.

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Your payment at maturity depends on the closing level of the index on a single day.  Because your payment at maturity depends on the closing level of the index solely on the valuation date, you are subject to the risk that the closing level on that day may be lower, and possibly significantly lower, than on one or more other dates during the term of the Index LASERSSM.  If you had invested directly in the index or in another instrument linked to the index that you could sell for full value at a time selected by you, or if the payment at maturity were based on an average of closing levels of the index, you might have achieved better returns.

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The value of the Index LASERSSM prior to maturity will fluctuate based on many unpredictable factors. The value of the Index LASERSSM prior to maturity will fluctuate based on the level and volatility of the index and a number of other factors, including the price and volatility of the stocks that constitute the index, dividend yields on the stocks that constitute the index, interest rates generally, the time remaining to maturity and our creditworthiness.  You should understand that the value of the Index LASERSSM at any time prior to maturity may be significantly less than the stated principal amount.

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You will not receive any dividends paid on, and will have no voting or other rights with respect to, the stocks that constitute the index.  As of September 28, 2012, the average dividend yield of the index was 4.50% per year.  While it is impossible to know the future dividend yield of the index, if this average dividend yield were to remain constant for the term of the Index LASERSSM, you would be forgoing an aggregate yield of 13.50% (assuming no reinvestment of dividends) by investing in the Index LASERSSM instead of investing directly in the stocks that constitute the index or in another investment linked to the index that provides for a pass-through of dividends.  The payment scenarios described in this pricing supplement do not show any effect of lost dividend yield over the term of the Index LASERSSM.

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The index is subject to risks associated with European markets.  The stocks that constitute the index trade on European markets. The European economy has recently been adversely affected by the sovereign debt crises affecting Greece and other nations, and significant uncertainty about the impact of the Euro as a common currency remains. In addition, non-U.S. markets tend to be more volatile than U.S. markets.  A continued worsening of the European economy will adversely affect the value of and return on the Index LASERSSM.

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Our offering of the Index LASERSSM is not a recommendation of the index.  The fact that we are offering the Index LASERSSM does not mean that we believe that investing in an instrument linked to the index is likely to achieve favorable returns.  In fact, as we are part of a global financial institution, our affiliates may have positions (including short positions) in the stocks that constitute the index or in instruments related to the index or the stocks that constitute the index, and may publish research or express opinions, that in each case are inconsistent with an investment linked to the index.  These and other activities of our affiliates may adversely affect the level of the index and may have a negative impact on your interests as a holder of the Index LASERSSM.

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The level of the index may be adversely affected by our or our affiliates’ hedging and other trading activities.  We have hedged our obligations under the Index LASERSSM through affiliated or unaffiliated counterparties, who may take positions directly in the stocks that constitute the index or in instruments related to the index.  Our affiliates also trade the stocks that constitute the

September 2012	PS-5

Citigroup Funding Inc.
Index LeAding StockmarkEt Return Securities (“Index LASERSSM”) Based on the EURO STOXX 50® ex Financials Index Due October 1, 2015

index and other financial instruments related to the index on a regular basis (taking long or short positions or both), for their accounts, for other accounts under their management or to facilitate transactions on behalf of customers.  These activities could affect the level of the index in a way that negatively affects the value of the Index LASERSSM.  They could also result in substantial returns for us or our affiliates while the value of the Index LASERSSM declines.

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We may have economic interests that are adverse to yours as a result of our affiliates’ business activities.  Our affiliates may currently or from time to time engage in business with the issuers of the stocks that constitute the index, including extending loans to, making equity investments in or providing advisory services to such issuers.  In the course of this business, our affiliates may acquire non-public information about those issuers, which we will not disclose to you.  Moreover, if any of our affiliates becomes a creditor of any such issuer, they may exercise any remedies against that issuer that are available to them without regard to your interests.

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Adjustments to the index may affect the value of the Index LASERSSM.  STOXX Limited (the “index publisher”) may add, delete or substitute the stocks that constitute the index or make other methodological changes that could affect the level of the index. The index publisher may discontinue or suspend calculation or publication of the index at any time without regard to your interests as holders of the Index LASERSSM.

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The calculation agent, which is an affiliate of ours, will make important determinations with respect to the Index LASERSSM.  If certain events occur, such as market disruption events or the discontinuance of the index, Citigroup Global Markets Inc., as calculation agent, will be required to make certain judgments that could significantly affect your payment at maturity.  In making these judgments, the calculation agent’s interests as an affiliate of ours could be adverse to your interests as a holder of the Index LASERSSM.

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The U.S. federal tax consequences of an investment in the Index LASERSSM are unclear.  There is no direct legal authority regarding the proper U.S. federal tax treatment of the Index LASERSSM, and we do not plan to request a ruling from the Internal Revenue Service (the “IRS”).  Consequently, significant aspects of the tax treatment of the Index LASERSSM are uncertain, and the IRS or a court might not agree with the treatment of the Index LASERSSM as prepaid forward contracts.  If the IRS were successful in asserting an alternative treatment of the Index LASERSSM, the tax consequences of the ownership and disposition of the Index LASERSSM might be materially and adversely affected.  As described below under “United States Federal Tax Considerations,” in 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  Any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Index LASERSSM, including the character and timing of income or loss and the degree, if any, to which income realized by non-U.S. persons should be subject to withholding tax, possibly with retroactive effect.  You should read carefully the discussion under "United States Federal Tax Considerations" and “Risk Factors Relating to the Securities” in the accompanying product supplement and “United States Federal Tax Considerations” in this pricing supplement.  You should consult your tax adviser regarding the U.S. federal tax consequences of an investment in the Index LASERSSM, as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Information about the Index

The EURO STOXX 50® ex Financials Index is a sub-index of the EURO STOXX 50® Index that excludes constituents that are classified as in the financial industry according to the Industry Classification Benchmark (ICB) maintained by FTSE International Limited. As of September 28, 2012, the index has 37 component stocks. The index is reported by Bloomberg under the ticker symbol “SX5NFE.”  The EURO STOXX 50® Index is composed of 50 component stocks of market sector leaders from within the 19 EURO STOXX® Supersector indices, which represent the Eurozone portion of the STOXX Europe 600® Supersector indices. The STOXX Europe 600® Supersector indices contain the 600 largest stocks traded on the major exchanges of 18 European countries.

“EURO STOXX 50®” is a service mark of STOXX Limited and/or its licensors that has been sublicensed for use for certain purposes by Citigroup Global Markets Inc. and its affiliates.  For more information, see “Equity Index Descriptions— EURO STOXX 50® Index—License Agreement with STOXX Limited” in the accompanying underlying supplement.

Please refer to the section “Equity Index Descriptions—EURO STOXX 50® Index” in the accompanying underlying supplement for important disclosures regarding the EURO STOXX 50® Index.

Historical Information

The graph below shows the closing level of the index for each day such level was available from October 17, 2011 to September 28, 2012.  We obtained the closing levels below from Bloomberg L.P., without independent verification.  You should not take the historical levels of the index as an indication of future performance.

September 2012	PS-6

Citigroup Funding Inc.
Index LeAding StockmarkEt Return Securities (“Index LASERSSM”) Based on the EURO STOXX 50® ex Financials Index Due October 1, 2015

EURO STOXX 50® ex Financials Index October 17, 2011 to September 28, 2012

The closing level of the index on September 28, 2012 was 1,272.60.

United States Federal Tax Considerations

You should read carefully the discussion under "United States Federal Tax Considerations" and “Risk Factors Relating to the Securities” in the accompanying product supplement and “Summary Risk Factors” in this pricing supplement.

In the opinion of our counsel, Davis Polk & Wardwell LLP, which is based on current market conditions, an Index LASERSSM should be treated as a prepaid forward contract for U.S. federal income tax purposes.  By purchasing the Index LASERSSM, you agree (in the absence of an administrative determination or judicial ruling to the contrary) to this treatment.  There is uncertainty regarding this treatment, and the IRS or a court might not agree with it.

Assuming this treatment of the Index LASERSSM is respected and subject to the discussion in “United States Federal Tax Considerations” in the accompanying product supplement, the following U.S. federal income tax consequences should result under current law:

•	You should not recognize taxable income over the term of the Index LASERSSM prior to maturity, other than pursuant to a sale or exchange.

•
Upon a sale or exchange of the Index LASERSSM, or retirement of the Index LASERSSM at maturity, you should recognize capital gain or loss equal to the difference between the amount realized and your tax basis in the Index LASERSSM.  Such gain or loss should be long-term capital gain or loss if you held the Index LASERSSM for more than one year.

Under current law, if you are a Non-U.S. Holder (as defined in the accompanying product supplement) of the Index LASERSSM, you generally should not be subject to U.S. federal withholding or income tax in respect of amounts paid to you with respect to the Index LASERSSM provided that (i) income or gain in respect of the Index LASERSSM is not effectively connected with your conduct of a trade or business in the United States, and (ii) you comply with the applicable certification requirements.

In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge.  While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Index LASERSSM, including the character and timing of income or loss and the degree, if any, to which income realized by non-U.S. persons should be subject to withholding tax, possibly with retroactive effect.

September 2012	PS-7

Citigroup Funding Inc.
Index LeAding StockmarkEt Return Securities (“Index LASERSSM”) Based on the EURO STOXX 50® ex Financials Index Due October 1, 2015

You should read the section entitled "United States Federal Tax Considerations" in the accompanying product supplement.  The preceding discussion, when read in combination with that section, constitutes the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of owning and disposing of the Index LASERSSM.

You should consult your tax adviser regarding all aspects of the U.S. federal income and estate tax consequences of an investment in the Index LASERSSM and any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Supplemental Plan of Distribution

Citigroup Global Markets Inc., an affiliate of Citigroup Funding Inc. and the underwriter of the sale of the Index LASERSSM, is acting as principal and will receive an underwriting fee of $15 for each $1,000 Index LASERSSM sold in this offering.  Broker-dealers affiliated with Citigroup Global Markets Inc., including Citi International Financial Services, Citigroup Global Markets Singapore Pte. Ltd. and Citigroup Global Markets Asia Limited, will receive a fixed selling concession, and financial advisers employed by such affiliated broker-dealers will receive a fixed sales commission, of $15 for each $1,000 Index LASERSSM they sell. Citigroup Global Markets Inc. will pay the registered representatives of Citigroup Global Markets Inc. a fixed sales commission of $15 for each $1,000 Index LASERSSM they sell.

Citigroup Global Markets Inc. is an affiliate of ours.  Accordingly, this offering will conform with the requirements addressing conflicts of interest when distributing the securities of an affiliate set forth in Rule 5121 of the Financial Industry Regulatory Authority.  Client accounts over which Citigroup Inc. or its subsidiaries have investment discretion will not be permitted to purchase the Index LASERSSM, either directly or indirectly, without the prior written consent of the client.

See “Plan of Distribution; Conflicts of Interest” in each of the accompanying product supplement, prospectus supplement and prospectus for additional information.

A portion of the net proceeds from the sale of the Index LASERSSM have been used to hedge our obligations under the Index LASERSSM.  We may hedge our obligations under the Index LASERSSM through an affiliate of Citigroup Global Markets Inc. and us or through unaffiliated counterparties, and our counterparties may profit from such expected hedging activity even if the value of the Index LASERSSM declines.  This hedging activity could affect the closing level of the index and, therefore, the value of and your return on the Index LASERSSM.  For additional information on the ways in which we may hedge our obligations under the Index LASERSSM, see “Use of Proceeds and Hedging” in the accompanying prospectus.

Validity of the Index LASERSSM

In the opinion of Davis Polk & Wardwell LLP, as special products counsel to Citigroup Funding Inc., when the Index LASERSSM offered by this pricing supplement have been executed and issued by Citigroup Funding Inc. and authenticated by the trustee pursuant to the indenture, and delivered against payment therefor, such Index LASERSSM and the related guarantee of Citigroup Inc. will be valid and binding obligations of Citigroup Funding Inc. and Citigroup Inc. respectively, enforceable in accordance with their respective terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date of this pricing supplement and is limited to the laws of the State of New York, except that such counsel expresses no opinion as to the application of state securities or Blue Sky laws to the Index LASERSSM.

In giving this opinion, Davis Polk & Wardwell LLP has assumed the legal conclusions expressed in the opinion set forth below of Martha D. Bailey, Associate General Counsel—Capital Markets and Corporate Reporting of Citigroup Inc. and counsel to Citigroup Funding Inc.  In addition, this opinion is subject to the assumptions set forth in the letter of Davis Polk & Wardwell LLP dated April 26, 2012, which has been filed as an exhibit to a Current Report on Form 8-K filed by Citigroup Inc. on April 26, 2012, that the indenture has been duly authorized, executed and delivered by, and is a valid, binding and enforceable agreement of the trustee and that none of the terms of the Index LASERSSM nor the issuance and delivery of the Index LASERSSM and the related guarantee, nor the compliance by Citigroup Funding Inc. and Citigroup Inc. with the terms of the Index LASERSSM and the related guarantee respectively, will result in a violation of any provision of any instrument or agreement then binding upon Citigroup Funding Inc. and Citigroup Inc., as applicable, or any restriction imposed by any court or governmental body having jurisdiction over Citigroup Funding Inc. and Citigroup Inc., as applicable.

In the opinion of Martha  D. Bailey, Associate General Counsel—Capital Markets and Corporate Reporting of Citigroup Inc. and counsel to Citigroup Funding Inc., (i) the Board of Directors (or a duly authorized committee thereof) of Citigroup Funding Inc. has duly established the terms of the Index LASERSSM offered by this pricing supplement and duly authorized the issuance and sale of such Index LASERSSM and such authorization has not been modified or rescinded; (ii) each of Citigroup Funding Inc. and Citigroup Inc. is validly existing and in good standing under the laws of the State of Delaware; (iii) the indenture dated as of June 1, 2005, among Citigroup Funding Inc., as issuer, Citigroup Inc., as guarantor, and The Bank of New York Mellon, as successor trustee to JPMorgan Chase Bank, N.A., has been duly authorized, executed, and delivered by Citigroup Funding Inc. and Citigroup Inc.; and (iv) the

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Citigroup Funding Inc.
Index LeAding StockmarkEt Return Securities (“Index LASERSSM”) Based on the EURO STOXX 50® ex Financials Index Due October 1, 2015

execution and delivery of such indenture by Citigroup Funding Inc. and Citigroup Inc. and of the Index LASERSSM offered by this pricing supplement by Citigroup Funding Inc., and the performance by each such party of its obligations thereunder, are within its corporate powers and do not contravene its certificate of incorporation or bylaws or other constitutive documents.  This opinion is given as of the date of this pricing supplement and is limited to the General Corporation Law of the State of Delaware.

Martha D.  Bailey, or other internal attorneys with whom she has consulted, has examined and is familiar with originals, or copies certified or otherwise identified to her satisfaction, of such corporate records of Citigroup Funding Inc. and Citigroup Inc., certificates or documents as she has deemed appropriate as a basis for the opinions expressed above. In such examination, she or such persons has assumed the legal capacity of all natural persons, the genuineness of all signatures (other than those of officers of Citigroup Funding Inc. or Citigroup Inc.), the authenticity of all documents submitted to her or such persons as originals, the conformity to original documents of all documents submitted to her or such persons as certified or photostatic copies and the authenticity of the originals of such copies.

© 2012 Citigroup Global Markets Inc. All rights reserved. Citi and Citi and Arc Design are trademarks and service marks of Citigroup Inc. or its affiliates and are used and registered throughout the world.

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